FORM 10f-3

                              THE BLACKROCK FUNDS

                         Record of Securities Purchased
                     Under the Trust's Rule 10f-3 Procedures

1.   Name of Purchasing Portfolio:  BlackRock Asset
Allocation Portfolio (International OPPS) (BR_AA_IO),
BlackRock Global Opportunities Portfolio (Equity)
(BR_GO_EQ), BlackRock International Opportunities
Portfolio (BR_ISCE)

2.   Issuer:    Xinyuan Real Estate Co., Ltd

3.   Date of Purchase:  Dec. 11, 2007

4.   Underwriter from whom purchased:  Deutsche Bank
Securities Inc.

5.  Name of Affiliated Underwriter (as defined in the
Trust's procedures) managing or participating in syndicate: Merrill Lynch, Pierce, Fenner & Smith
Incorporated

6.   Aggregate principal amount of purchased (out of total
offering):   158,200 shares out of 17,500,000 shares.

7. Aggregate principal amount purchased by funds advised by BlackRock and any purchases by other accounts with respect to which BlackRock has investment discretion
(out of the total offering): 600,000 shares out of 17,500,000 shares.

8.   Purchase price (net of fees and expenses):  $14.00
9.   Date offering commenced:  Dec. 11, 2007
10. Offering price at end of first day on which any sales were made:

11.  Have the following conditions been satisfied:
	                                             Yes	No
     a.  The securities are part of an issue registered
         under the Securities Act of 1933, as amended, which
         is being offered to the public, or are Eligible
         Municipal Securities, or are securities sold in an
         Eligible Foreign       Offering or are securities sold
         in an Eligible Rule 144A Offering or part of an issue
         of government securities.	               _X__ ___

	b.	The securities were purchased prior to the
		end of the first day on which any sales
		were made, at a price that was not more
		than the price paid by each other
		purchaser of securities in that offering
		or in any concurrent offering of the
		securities (except, in the case of an
		Eligible Foreign Offering, for any rights
		to purchase required by laws to be granted
		to existing security holders of the
		Issuer) or, if a rights offering, the
		securities were purchased on or before the
		fourth day preceding the day on which the
		rights offering terminated.            _X__ ___

	c.	The underwriting was a firm commitment
		underwriting.	                     _X_ ___

	d.	The commission, spread or profit was
		reasonable and fair in relation to that
		being received by others for underwriting similar securities during the same period.
	                                            _X__ ___

	e.	In respect of any securities other than
		Eligible Municipal Securities, the issuer
		of such securities has been in continuous
		operation for not less than three years
		(including the operations of predecessors).
	                                           _X__	___

f.	Has the affiliated underwriter confirmed
      that it will not receive any direct or indirect
      benefit as a result of BlackRock's participation
      in the offering?					_X_	___



Received from : Tallal Malik
Date:  01/09/08